Dr. Siamak Tabibzadeh
Chief of Experimental Pathology and
Professor of Pathology
North Shore University Hospital
Long Island, New York

Dear Dr. Tabibzadeh,

     This letter confirms your agreement effective October 1, 1998 to provide consulting services and technical assistance and advice to Lexon, Inc. in connection with, and you will make yourself reasonably available at mutually agreed times and places to promote the commercialization of your invention with respect to the discovery and related test kit providing early detection of ovarian, testicular and colon cancer through the presence of TGF-B4 (ebaf) protein screening ("Invention"); provided that your assistance, availability and advice does not interfere with your duties and responsibilities in teaching or research at North Shore University Hospital or any other university, hospital or research institution by which you are employed. Your advice and assistance are an important element in the successful commercialization of your Invention. You also agree to continue to use good faith and diligence to complete your research on this Invention during the two year sponsored research program which will be funded by Lexon.

     For and in exchange for your assistance, advice, availability and consulting services, Lexon, Inc. grants you options effective this October 1, 1998 to purchase 50,000 shares of common stock of Lexon at an exercise price of $1.20 per share, the fair market value of such shares having the transfer restrictions applicable thereto. The options expire September 30, 2008. We look forward to a long and mutually beneficial personal and professional relationship. If the letter sets forth our mutual understanding, please sign two copies and return one to me in the enclosed self addressed envelope Thank you so much.

                                             Lexon, Inc.

                                             By /s/ GIFFORD MABIE
                                                Gifford Mabie, President

     I accept your offer and I am delighted to assist you in any reasonable way to make my Invention a commercial reality.

                                             /s/ DR. SIAMAK TABIBZADEH
                                             Dr. Siamak Tabibzadeh